Exhibit 10.28

Zafgen, Inc.

3 CENTER PLAZA, SUITE 610,

BOSTON, MASSACHUSETTS 02108

March 3, 2020

Jeffrey S. Hatfield

Re: Performance-Vesting Option

Dear Jeffrey:

As you know, Zafgen, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, by and among Chondrial Therapeutics, Inc., (“Chondrial”), Chondrial Therapeutics Holdings, LLC, and Zordich Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Chondrial will be merged with and into Merger Sub (the “Merger”), with Chondrial continuing after the Merger as the surviving company and a wholly-owned subsidiary of the Company.  In connection with the Merger, the Board of Directors of the Company (the “Board”) is pleased to offer you the following amendment to the terms of your option to purchase 1,100,000 shares of the Company’s common stock, granted on October 9, 2017 (the “Performance Option”):

1.Option Amendment. The Company hereby amends your Performance Option to provide that the Performance Option will remain outstanding after your termination of employment for any reason other than Cause (as defined in the Performance Option) until October 9, 2020 (the “Outside Date” and such period, the “Option Continuation Period”).  During the Option Continuation Period, your option will remain eligible to vest pursuant to the original performance vesting terms, whether you or not employed at the time of any achievement, provided the Board will make proportional adjustment to the $10.00 and $2.50 share prices to reflect any stock split, reverse stock split or similar change in capitalization.  If the Performance Option does not meet the applicable performance vesting criteria on or prior to the Outside Date, it shall be forfeited in its entirety.  In the event the Performance Option achieves the performance criteria on or prior to the Outside Date, it shall remain exercisable until the second anniversary of the termination of your employment (but no later than the original expiration date of the Performance Option).

2.Governing Law; Interpretation.  This letter agreement will be interpreted and enforced under the laws of the State of Delaware, without regard to conflict of law principles.  In the event of any dispute, this letter agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this letter agreement.

ACTIVE/102462332.5

3.Entire Agreement.  This letter agreement constitutes the entire agreement between you and the Company.  This letter agreement supersedes any previous agreements or understandings between you and the Company, except to the extent that any agreement is expressly preserved in this letter agreement. This letter agreement may only be amended by a written amendment executed by the Company and you.

4.Counterparts.  This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original, but all of which together will constitute one and the same document.

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Please indicate your agreement to the terms of this letter agreement by signing as indicated below.

Sincerely,

Zafgen, Inc.

By: /s/ Patricia L. Allen

Title:    CFO

Accepted and agreed to:

/s/ Jeffrey S. Hatfield

Jeffrey S. Hatfield

Date:  March 3, 2020

2

ACTIVE/102462332.5